Exhibit 99.1
Free Cash Flow Reconciliation Revised for 2010 Through 2014

	12/31/2010	12/31/2011	12/31/2012	12/31/2013	12/31/2014
	($ Millions)
Cash provided by operating activities from continuing operations	$1,028	$1,042	$1,160	$1,252	$1,383
Proceeds from sales (primarily revenue earning equipment)	235	337	413	452	497
Collections of direct finance leases	62	62	72	71	66
Other, net	3	—	—	8	(1)
Total cash generated	1,328	1,441	1,645	1,783	1,944

Capital expenditures (1)	(1,070)	(1,699)	(2,133)	(2,123)	(2,259)
Free cash flow (2)	$258	$(257)	$(488)	$(340)	$(315)

Memo:
Depreciation expense	$834	$872	$962	$984	$1,058

(1)	Capital expenditures presented net of changes in accounts payable related to purchases of revenue earning equipment.

(2)	Free Cash Flow excludes acquisitions and changes in restricted cash.

Note: Amounts may not be additive due to rounding